UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2009

                                 BOOKS-A-MILLION, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-20664	63-0798460
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

 Birmingham, Alabama                       402 Industrial Lane                            35211

(Address of principal executive offices, including zip code)

(205) 942-3737

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2009, Sandra B. Cochran notified Books-A-Million, Inc. (the “Company”) that she has resigned from her positions as President, Chief Executive Officer and a director of the Company effective March 11, 2009 in order to accept an executive position with another company. Ms. Cochran’s resignation was voluntary and did not result from any disagreement with the Company or its Board of Directors.

In connection with Ms. Cochran’s resignation, the Board of Directors appointed Clyde B. Anderson, the Executive Chairman of the Board of Directors (the principal executive officer of the Company) and a director of the Company, to become the Chief Executive Officer of the Company effective March 12, 2009. Mr. Anderson will continue to serve as the Chairman of the Board of Directors. Mr. Anderson, age 48, has served as Executive Chairman of the Board of Directors since February 2004 and has served as a director of the Company since August 1987. Mr. Anderson served as the Chairman of the Board of Directors from January 2000 until February 2004 and also served as the Chief Executive Officer of the Company from July 1992 until February 2004. Mr. Anderson also served as the President of the Company from November 1987 to August 1999. From November 1987 to March 1994, Mr. Anderson also served as the Company’s Chief Operating Officer. Mr. Anderson is the brother of Terry C. Anderson, a member of the Company’s Board of Directors.

Mr. Anderson does not have a fixed term of office and serves as the Chief Executive Officer and Chairman at the pleasure of the Board of Directors. There is no written employment agreement between Mr. Anderson and the Company. Mr. Anderson’s annual base salary is $335,000. Mr. Anderson is eligible to receive discretionary bonuses and to participate in the Company’s 2005 Incentive Award Plan, Executive Incentive Plan and Executives’ Deferred Compensation Plan, as well as the Company’s regular benefit plans and programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKS-A-MILLION, INC.
By:	_/s/ Brian W. White____________
Brian W. White Interim Chief Financial Officer

Dated: March 13, 2009